Oramed Pharmaceuticals Sells its Stake in Entera Bio for $1.15 Million; Buyer Also to Invest $250,000 in Oramed

Jerusalem, Israel -- February 28, 2011 -- Oramed Pharmaceuticals Inc. (OTCBB: ORMP), a developer of oral drug delivery systems, announced today that its subsidiary Oramed Ltd. entered into a Share Purchase Agreement with D.N.A Biomedical Solutions Ltd. (formerly Laser Detect Systems Ltd.), an Israeli company listed on the Tel Aviv Stock Exchange, for the sale of most of its holdings in Entera Bio Ltd., for $1.15 million, and a commitment by D.N.A to invest $250,000 in Oramed. Oramed will also transfer to Entera the patent that is currently being licensed to Entera and will be entitled to receive 3% royalties. See more details below.

Nadav Kidron, Chief Executive Officer of Oramed, commented:  "We have made a strategic decision to focus our resources on our core technology.  This transaction will strengthen our balance sheet and help finance the phase 2 clinical trials of our orally ingestible insulin capsule (ORMD0801).  At the same time, if Entera Bio is successful in its development of products based on this patent, we stand to gain, as well."

Currently, Oramed and D.N.A each hold 50% of Entera's outstanding share capital on an undiluted basis. Following the transaction Oramed will hold 3% of Entera's outstanding share capital on an undiluted basis.

As consideration for the Entera shares, Oramed will receive a promissory note issued by D.N.A in the principal amount of US $450,000, with an annual interest rate of 0.45%, to be paid within four months from closing, and 8,404,667 ordinary shares of D.N.A, having an aggregate market value of approximately US $700,000.

In addition, D.N.A will invest $250,000 in Oramed's investment round, for which it will receive 781,250 shares of Oramed common stock and five-year warrants to purchase 273,438 shares of common stock at an exercise price of $0.50 per share.

As part of the transaction, Oramed Ltd. and Entera entered into a Patent Transfer Agreement according to which, Oramed will assign to Entera all of its right, title and interest in and to the patent that it has licensed to Entera since August 2010.  Under this agreement, Oramed Ltd. is entitled to receive from Entera royalties of 3% of Entera's net revenues (as defined in the agreement) and a license back of that patent for use in respect of diabetes and influenza. The assigned technology differs from Oramed’s main delivery technology that is used for oral insulin and is subject to a different patent application.

The closing of all of the abovementioned transactions will take place concurrently on the first business day following the satisfaction of all the closing conditions. If the closing does not occur by March 31, 2011, Oramed will have the right to terminate the agreements.

Oramed Pharmaceuticals, Inc.   |    Kefar Hi-Tech 2/5 Po Box 39098, Jerusalem, Israel 91390.   |
www.oramed.com  Phone: 011-972-2-566-0001   |    Fax: 011 972-2-566-0004  |    Email: office@oramed.com

Upon the closing, Oramed, Entera and D.N.A will terminate the Joint Venture Agreement, entered into on June 1, 2010 in connection with the formation of Entera.

Mr. Zeev Bronfeld, one of D.N.A's directors and controlling shareholders, holds more than 5% of Oramed's outstanding share capital.  Accordingly, pursuant to Israeli law, the closing of the transactions is subject to the approval of D.N.A's shareholders.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals Inc. is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. Oramed’s corporate and R&D headquarters are based in Jerusalem.

For more information about Oramed’s clinical development programs, please visit www.oramed.com.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risk that the transaction will not be approved by the shareholders of D.N.A, the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and Oramed’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to Oramed's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of Oramed to differ materially from those expressed or implied in such forward looking statements. Oramed undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:

Oramed Pharmaceuticals Inc.
Tara Horn
Office: 646-240-4193
Cell: + 972-54-334-4318Email: tara@oramed.com

Oramed Pharmaceuticals, Inc.   |    Kefar Hi-Tech 2/5 Po Box 39098, Jerusalem, Israel 91390.   |
www.oramed.com  Phone: 011-972-2-566-0001   |    Fax: 011 972-2-566-0004  |    Email: office@oramed.com